                                                                  EXHIBIT (A)(4)
                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                              C-ATS SOFTWARE INC.
                                       AT
                              $7.50 NET PER SHARE
                                       BY

                            MOXIE ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                                  KIRSTY, INC.
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                                   MISYS PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, JANUARY 19, 1999, UNLESS THE OFFER IS EXTENDED.

                                                               December 18, 1998

To Brokers, Dealers, Banks,
Trust Companies and Other Nominees:

     We have been engaged by Moxie Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Kirsty, Inc., a Delaware corporation ("USA Sub") and an indirect wholly-owned subsidiary of Misys plc, a public limited company organized under the laws of England ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of C-ATS Software Inc., a Delaware corporation (the "Company"), at $7.50 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated December 18, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

     Enclosed herewith are copies of the following documents:

          1.  Offer to Purchase dated December 18, 1998;

          2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

          3. The Letter to Stockholders of the Company from the Chairman of the Board of the Company accompanied by the Company's
     Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5.  Notice of Guaranteed Delivery with respect to Shares;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.  Return envelope addressed to BankBoston, N.A., the Depositary.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN COMBINED WITH ANY SHARES ALREADY OWNED BY PARENT OR ITS AFFILIATES AND SHARES SUBJECT TO THE STOCKHOLDERS AGREEMENTS (AS DEFINED IN THE OFFER TO PURCHASE) AND NOT TENDERED INTO THE OFFER WOULD CONSTITUTE MORE THAN 50% OF ALL OUTSTANDING SHARES ON A FULLY DILUTED BASIS, (B) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED.

     We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, January 19, 1999, unless extended.
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     The Board of Directors of the Company has unanimously approved the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders of the Company accept the Offer and tender their Shares.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of December 14, 1998, (the "Merger Agreement"), among Parent, USA Sub, the Purchaser and the Company pursuant to which, as soon as practicable following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the merger as an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares held by stockholders who perfect their appraisal rights under Delaware law, Shares owned by the Company as treasury stock and Shares owned by Parent or any direct or indirect wholly-owned subsidiary of Parent or of the Company) will be converted into the right to receive $7.50 in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (b) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedure set forth in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     None of the Purchaser, USA Sub or Parent will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                      Very truly yours,

                                      GREENHILL & CO., LLC

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, USA SUB, PARENT, THE DEPOSITARY, THE INFORMATION AGENT OR THE DEALER MANAGER OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.